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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
SOURCE INTERLINK COMPANIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SOURCE INTERLINK COMPANIES, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our stockholders:

        Our 2008 annual meeting of stockholders will be held on Wednesday, August 27, 2008 commencing at 9:00 a.m. Eastern Time at our principal executive offices, 27500 Riverview Center Blvd., Bonita Springs, Florida 34134. The purpose of this meeting is to consider and vote upon the following:

  1.
  The election of three Class I Directors to each serve a three-year term expiring in 2011 or until their respective successors shall have been elected and qualified;

  2.
  The ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for fiscal year 2009; and

  3.
  Any other business as may properly come before the meeting or any adjournment or postponement of the meeting.

        Only stockholders of record at the close of business on June 30, 2008, the record date, will be entitled to receive this notice and to vote at the annual meeting or any adjournment or postponement of that meeting. A list of all stockholders entitled to vote at the annual meeting, arranged in alphabetical order and showing the address of and number of shares held by each stockholder, will be available at our principal executive offices, 27500 Riverview Center Blvd., Suite 400, Bonita Springs, Florida 34134, during usual business hours, for examination by any stockholder for any purpose germane to the annual meeting for 10 days prior to the date of the meeting. The list of stockholders will also be available at the annual meeting for examination at any time during the meeting.

        A copy of our 2008 Annual Report accompanies this notice.

By Order of the Board of Directors
Douglas J. Bates Secretary

July 11, 2008
Bonita Springs, Florida

IMPORTANT

        YOUR VOTE IS IMPORTANT. Even if you plan to attend the 2008 annual meeting, please vote using one of the following options:

  •
  complete and mail the enclosed proxy card as promptly as possible in the enclosed postage-paid envelope;

  •
  use the telephone number on the proxy card to submit your proxy by telephone; or

  •
  visit the website designated on the proxy card to submit your proxy on the Internet.

        If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder. You may revoke your proxy in the manner described in this proxy statement at any time before it has been voted at the annual meeting. Any stockholder attending the annual meeting may vote in person even if the stockholder has returned a proxy.

REMEMBER, YOUR VOTE IS IMPORTANT, SO PLEASE ACT TODAY.

PROXY STATEMENT
FOR THE
2008 ANNUAL MEETING OF STOCKHOLDERS

        This proxy statement and the enclosed proxy card are being furnished to you in connection with the annual meeting of our stockholders which is to be held on Wednesday, August 27, 2008 commencing at 9:00 a.m. Eastern Time at our principal executive offices, 27500 Riverview Center Blvd., Bonita Springs, Florida 34134.

        The proxy is solicited by and on behalf of our Board and is being first sent to our stockholders on or about July 11, 2008. The solicitation of proxies is being made primarily by first class mail. We will bear the cost of preparing and mailing our proxy materials, and the cost of any supplementary solicitations, which may be made by mail, telephone, telegraph or personally by our officers and employees.

Why am I receiving this proxy statement and proxy card?

        You are receiving a proxy statement and proxy card because you own shares of our common stock. This proxy statement describes issues on which we would like you to vote at our annual meeting of stockholders. It also gives you information on these issues so you can make an informed decision.

        When you vote by using the Internet, vote by telephone or sign and return the proxy card, you appoint Michael R. Duckworth and Douglas J. Bates as your representatives at the annual meeting. They will vote your shares as you have instructed them at the annual meeting (or, if an issue that is not on the proxy card comes up for vote, they will vote in accordance with their best judgment). This way, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote using the Internet, vote by telephone or sign and return your proxy card in advance.

Who is entitled to vote?

        Holders of our common stock at the close of business on June 30, 2008 are entitled to vote. We refer to June 30, 2008 as the record date.

        In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the annual meeting, and will be accessible for ten days prior to the meeting at our principal place of business, 27500 Riverview Center Blvd., Suite 400, Bonita Springs, Florida 34134, between the hours of 9:00 a.m. and 5:00 p.m.

How many votes is each share of stock entitled to cast?

        Stockholders are entitled to one vote per share on each matter to be voted on at the annual meeting. Stockholders are not entitled to cumulate their votes in the election of Directors. On the record date, there were 52,320,837 shares of our common stock outstanding and entitled to vote.

How do I vote?

        The manner in which you can vote depends on whether you are the holder of record of your shares or you own your shares through a bank or broker.

  Holders of Record

        If you are the holder of record of your shares, you may vote your shares as follows:

  •
  You may vote by using the Internet. The address of the website for Internet voting is www.proxyvoting.com/sorc. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on August 26, 2008. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by using the Internet, you do not need to return your proxy card.

  •
  You may vote by telephone. You may vote by calling toll-free (866) 540-5760. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on August 26, 2008. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

  •
  You may vote by mail. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

  Holders through a bank or broker

        If you own your shares through a bank or broker, which is sometimes referred to as owning your shares in "street name," please refer to your proxy card or the information forwarded by your bank or broker to see what voting options are available to you. Generally, your broker will not vote your shares unless you follow the directions your broker provides to you regarding how to vote your shares. If you fail to provide your broker with instructions, it will have no effect in determining the number of votes for or against the proposal. You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet submission of proxies.

  Attending the meeting

        The method you use to vote will not limit your right to vote at the annual meeting if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the annual meeting. If you hold your shares in "street name," you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the annual meeting.

How many votes do you need to hold the annual meeting?

        To conduct business at the annual meeting, a quorum must be present. Under Delaware law, the holders of a majority of the shares of our common stock entitled to vote and present in person or represented by proxy shall constitute a quorum at a meeting of the stockholders. Holders of shares of our common stock entitled to vote and present in person or represented by proxy (including holders of shares who abstain or do not vote with respect to matters presented for stockholder approval) will be counted for purposes of determining whether quorum exists at the annual meeting. If a quorum is not present at the annual meeting, the annual meeting may be adjourned or postponed to solicit additional proxies.

What if I change my mind after I return my proxy?

        You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

  •
  submitting a subsequent proxy by Internet, telephone or mail with a later date;

  •
  sending written notice of revocation to our Corporate Secretary at 27500 Riverview Center Blvd., Suite 400, Bonita Springs, Florida 34134; or

  •
  voting in person at the annual meeting.

        Attendance at the meeting will not by itself revoke a proxy.

On what items am I voting?

        You are being asked to vote on the following matters:

  •
  the election of three Class I directors to serve until our 2011 annual meeting of stockholders; and,

  •
  the ratification of our Board's selection of BDO Seidman, LLP as our independent registered public accounting firm for fiscal year 2009.

        Although we do not anticipate that any other matters will be raised at the annual meeting, it is possible that additional matters may be properly submitted to the stockholders for consideration.

        How may I vote for the nominees for director and how many votes must the nominees receive to be elected?

        At the election of directors, you may:

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  vote FOR the election of all of the nominees;

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  WITHHOLD AUTHORITY to vote for all of the nominees; or

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  WITHHOLD AUTHORITY to vote for a specific nominee or nominees and vote FOR the election of the remaining nominee or nominees.

        Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of Directors.

        How may I vote for the other proposals and how many votes must each proposal receive in order to be approved?

        For each proposal other than the election of directors you may:

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  Vote FOR the proposal;

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  Vote AGAINST the proposal, or

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  ABSTAIN from voting.

        A majority of the votes that could be cast by stockholders who are either present in person or represented by proxy at the meeting is required to approve each proposal.

        The total number of votes that could be cast at the meeting is the number of votes actually cast plus the number of abstentions. Abstentions are counted as "shares present" at the meeting for purposes of determining whether a quorum exists and have the effect of a vote "against" any matter as to which they are specified.

How does the board of directors recommend that I vote?

        The Board recommends that you vote FOR all director nominees and FOR the ratification of BDO Seidman, LLP as our independent registered public accounting firm for fiscal year 2009.

        What happens if I sign and return my proxy card but do not provide voting instructions?

        If you return a signed card but do not provide voting instructions, your shares will be voted for all director nominees and FOR each other proposal described in this proxy statement. If any other matters are properly presented for consideration at the annual meeting, the persons named in the proxy as your representatives will vote on those matters in accordance with their best judgment. We do not anticipate that any other matters will be raised at the annual meeting.

How do I submit a stockholder proposal for next year's annual meeting?

        If you wish to submit a proposal to be included in our proxy statement for our 2009 annual meeting of stockholders, we must receive the proposal at our principal office on or before March 13, 2009. Please address your proposal to: Corporate Secretary, Source Interlink Companies, Inc. 27500 Riverview Center Blvd., Suite 400, Bonita Springs, Florida 34134.

        Our 2009 Annual Meeting of Stockholders is expected to be held on August 27, 2009. We will not be required to include in our proxy statement a stockholder proposal that is received after March 13, 2009 or that otherwise does not meet the requirements for stockholder proposals established by the Securities and Exchange Commission set forth in our bylaws. In the event that the date of the 2009 annual meeting of stockholders is changed by more than 30 days from August 27, 2009, the deadline for submitting a proposal to be included in our proxy statement for our 2009 annual meeting of stockholders will be a reasonable time before we begin to print and mail our proxy materials.

        If you would like to nominate a Director or bring other business before the 2009 annual meeting without having the matter included in our Proxy Statement, under our current bylaws (which are subject to amendment at any time), you must notify our Corporate Secretary in writing, no later than March 13, 2009 and no earlier than February 11, 2009. In the event that the date of the 2009 annual meeting of stockholders is changed by more than 30 days from the date announced above, our bylaws currently provide that, in order to be timely, you must notify our Corporate Secretary no later than the tenth day following the day on which notice of the date of the 2009 annual meeting of stockholders was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

PROPOSAL 1:
ELECTION OF DIRECTORS

Information about the Board of Directors

        Our board of directors is divided into three classes of directors with the classes to be nearly equal in number as possible. One class of directors is elected each year at our annual meeting to serve for a three-year term. The terms of the Class I directors, Class II directors and Class III directors expire at the 2008 annual meeting, the 2009 annual meeting and the 2010 annual meeting, respectively. Our amended and restated bylaws, as amended, provide that the Board shall consist of not less than three and not more than 11 members. The Board currently consists of nine individuals.

Information about Election of the Class I Directors

        Three Class I directors will be elected at the 2008 annual meeting to serve three-year terms expiring on the date of our 2011 annual meeting or until their respective successors have been elected and qualified. The Board has nominated Messrs. Jessick, Mays and Schnug as candidates for election to the Board at the 2008 annual meeting as Class I directors.

        The Board recommends a vote "FOR" the election of each of the nominees. Unless otherwise instructed, the persons named in the accompanying proxy will vote to elect Messrs. Jessick, Mays and Schnug to the Board.

        We have included below some information about the nominees for election as Class I directors.

        David R. Jessick, 54.    Mr. Jessick has served as one of our directors since February 2005 and is a member of our Board's Audit Committee and our Board's Nominating and Corporate Governance Committee. He served as a consultant to the Chief Executive and Senior Financial Staff at Rite Aid Corporation where he previously served as a Senior Executive Vice President and Chief Administrative Officer from July 2002 to February 2005. Mr. Jessick served as Rite Aid's Senior Executive Vice President and Chief Administrative Officer from December 1999 to June 2002. Prior to that, from February 1997 to June 1999, Mr. Jessick was the Chief Financial Officer and Executive Vice President of Finance and Investor Relations for Fred Meyer, Inc. From 1979 to 1996, he was Executive Vice President and Chief Financial Officer at Thrifty Payless Holdings, Inc. Mr. Jessick began his career as a Certified Public Accountant for Peat, Marwick, Mitchell & Co. He is currently a director of Big 5 Sporting Goods, Inc. (member of the Audit Committee), a director of WKI Holding Company, Inc. (chairman of the Audit and the Compensation Committees), and Dollar Financial Corp. (chairman of the Audit Committee).

        Gregory Mays, 62.    Mr. Mays has served as one of our directors since February 2005 and is the Chairman of our Board's Compensation Committee and a member of our Board's Audit Committee. He has been a consultant and private investor from February 1999 to present. Throughout his career, Mr. Mays has held numerous executive and financial positions primarily in the supermarket industry, most recently, from 2006 to 2007, as Chairman and CEO of Wild Oat Inc. Prior to that, from 1995 to 1999, as Executive Vice President of Ralph's Grocery. Prior to that, from 1992 to 1995, he was Executive Vice President of Food4Less Inc. From 1990 to 1992, Mr. Mays was Chief Executive Officer and President of Almacs Supermarkets. Mr. Mays is currently a director of Simon Worldwide Inc. and a Director of the Great Atlantic and Pacific Tea Company Inc.

        George A. Schnug, 63.    Mr. Schnug has served as one of our directors since February 2005. He is the Chief Executive Officer of Americold Realty Trust. Prior to that, Mr. Schnug had been affiliated with The Yucaipa Companies, an entity affiliated with AEC Associates, for more than 12 years. Mr. Schnug served as Executive Vice President of Corporate Operations at Fred Meyer from 1997 to 1998. From 1995 to 1997, he was at Ralph's Grocery Company and oversaw post-merger integrations for both the Ralphs-Food4Less acquisition in 1995 and the Fred Meyer-Ralph's merger in 1997. He also served as Senior Vice President of Administration at Food4Less from 1990 to 1995. Prior to that, Mr. Schnug was the Managing Partner for Sage Worldwide, a wholly owned subsidiary of advertising giant, Ogilvy & Mather. Mr. Schnug is a director of Digital On-Demand, Inc. He is a former director of Alliance Entertainment, our DVD/CD Fulfillment subsidiary.

Information about Our Directors Continuing in Office

        We have also included below some information about our Class II and Class III Directors who are continuing in office after the 2008 annual meeting. The terms of Class II Directors next expire at our 2009 annual meeting of stockholders. The terms of Class III Directors next expire at our 2010 annual meeting of stockholders.

  Class II Directors

        James R. Gillis, 55.    Mr. Gillis became our President in December 1998, was appointed as a member of our Board in March 2000 and became our Chief Operating Officer in August 2000. In November 2006, he was also appointed as an Interim Co-Chief Executive Officer and currently serves as President of our Periodical Fulfillment Services division. Prior to his service with our company, he served as the President and Chief Executive Officer of Brand Manufacturing Corp., which we acquired in January 1999. Mr. Gillis is also a director of Park City Group, Inc., a software development company.

        Gray Davis, 65.    Mr. Davis has served as one of our directors since February 2005 and is a member of our Board's Nominating and Corporate Governance Committee. Mr. Davis is Of Counsel in the Los Angeles office of Loeb & Loeb LLP, a multi-service national law firm. Before joining Loeb & Loeb, Mr. Davis served as Governor of California (1998-2003), Lieutenant Governor of California (1995-1999), California State Controller (1987-1995), California State Assembly Representative for Los Angeles County (1983-1987) and Chief of Staff to California Governor Edmund G. Brown, Jr. (1975-1981).

        Allan R. Lyons, 67.    Mr. Lyons has served as one of our directors since March 2003. He is currently chairman of our Board's Audit Committee and a member of our Board's Compensation Committee. From January 2000 to the present, he has been the managing member of 21st Century Strategic Investment Planning, LLC, a money management firm with more than $30.0 million under management. He is a director and is currently chairman of the Audit Committee of Franklin Credit Management Corp., a specialty consumer finance and asset management company based in New York, NY. In late 1999, Mr. Lyons retired from Piaker & Lyons, a diversified certified public accounting firm where he specialized in taxes, estate and financial planning. Before becoming Chairman and Chief Executive Officer of Piaker & Lyons in 1994, Mr. Lyons had been a partner of the firm since 1968.

  Class III Directors

        Michael R. Duckworth, 47.    Mr. Duckworth has served as the Chairman of our Board since November 2006 and as one of our directors since February 2005. He is a partner of The Yucaipa Companies LLC, a Los Angeles-based private investment firm specializing in acquiring and operating companies in the retail, distribution and logistics areas. From 2000-2003, Mr. Duckworth was head of West Coast Financial Sponsor Coverage for Merrill Lynch & Co. where he managed client relationships with private equity firms throughout the western region. He was responsible for all client activity including idea generation, public and private debt, equity and merger and acquisition origination, and private equity fund raising. From 1988-2000, Mr. Duckworth served as Managing Director at Bankers Trust/Deutsche Bank where he maintained a similar emphasis on working with Financial Sponsors and on Leveraged Finance.

        Ariel Z. Emanuel, 47.    Mr. Emanuel has served as one of our directors since November 2004. At present, he is a member of The Endeavor Agency LLC, a California-based talent agency which he founded in 1995. Mr. Emanuel is active in P.S. Arts, an entertainment industry sponsored organization working to bring arts education to public schools in Southern California and served as co-chair of the 2002 Earth to LA biennial fund-raising event for the Natural Resources Defense Council. Mr. Emanuel is a director of Live Nation, Inc., a promoter of live music events and entertainment venue management company.

        Terrence Wallock, 64.    Mr. Wallock has served as one of our directors since February 2007. He currently serves as Chairman of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee. Previous thereto, Mr. Wallock served as a senior executive officer and general counsel to a number of large grocery and foodservice chains, including Ralph's Grocery Company, the Vons Companies, and Denny's, Inc. Most recently, Mr. Wallock has been engaged providing legal and consulting services in connection with merger, acquisition and restructuring situations, as well as advising companies that provide services to the retail grocery business.

Board Meetings

        Our Board held 19 meetings during our 2008 fiscal year. All of our directors, other than Ariel Z. Emanuel, attended at least 75% of all meetings of the Board and the Committees on which they serve.

Executive Sessions of Non-Management Directors

        Non-Management members of the Board meet without management present as frequently as they deem appropriate, and at least twice each year in conjunction with regularly scheduled meetings of the Board. The Chairman of our Nominating and Corporate Governance Committee serves as spokesman for the independent and non-management directors and, in such capacity, presides at all meetings of the independent and non-management directors

Policy Regarding Director Attendance At Annual Meetings

        In accordance with our Corporate Governance Guidelines adopted in February 2008, all of our directors are expected to attend our annual meeting of stockholders except in cases of unavoidable conflict. Eight of our directors attended our 2007 annual meeting of stockholders.

Communications with Directors

        Stockholders may communicate concerns to any director, committee member or the Board by writing to the following address: Source Interlink Companies Board of Directors, Source Interlink Companies, Inc., 27500 Riverview Center Blvd., Suite 400, Bonita Springs, Florida 34134 Attn: Corporate Secretary. Please specify to whom your correspondence should be directed. The Corporate Secretary has been instructed by the Board to promptly forward all correspondence to the relevant director, committee member or the full Board, as indicated in the correspondence.

CORPORATE GOVERNANCE MATTERS

Generally

        All of our property and business is controlled and managed under the supervision of our Board. Members of the Board are kept informed of our business through discussions with the Chairman, the Co-Chief Executive Officers, the Chief Financial Officer, and other key members of management, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

Director Independence

        The Board is comprised of a majority of directors who are independent from management. The Board has conducted an evaluation of director independence, based on the independent standards applicable to NASDAQ-listed companies and the applicable rules and regulations of the SEC. In the course of the Board's evaluation of the independence of each non-management director, the Board considered any transactions, relationships and arrangements between such director (or any member of his or her immediate family) and the company and its subsidiaries and affiliates. The purpose of this evaluation is to determine whether any relationships or transactions exist that could be inconsistent with a determination by the Board that a director has no relationship that would interfere with the director's exercise of independent judgment in carrying out the responsibilities of a director.

        As a result of this evaluation, the Board has affirmatively determined that Messrs. Jessick, Mays, Schnug, Davis, Lyons, Emanuel and Wallock are independent of our management under the standards and regulations described above.

Code of Ethics

        We have a long-standing commitment to conduct our business in accordance with the highest ethical principles. Our Code of Ethics is applicable to all representatives of our enterprise, including our executive officers and all other employees and agents of our company and our subsidiary companies, as well as to our directors. A copy of our Code of Ethics is available in the Corporate Governance section of the Investor Relations page of our website. We will disclose any amendments to, or waivers from, our Code of Ethics on our website at www.sourceinterlink.com.

Committees Of The Board Of Directors

        Our Board has established three standing committees: Audit, Compensation, and Nominating and Corporate Governance. Each standing committee's written charter, as adopted by the Board, is available in the Corporate Governance section of the Investor Relations page of our website. Our website address is www.sourceinterlink.com.

  Audit Committee

        The Audit Committee met six times during the 2008 fiscal year. During fiscal 2008 the members of the Audit Committee were Allan R. Lyons (Chairman), David R. Jessick and Gregory Mays, each of whom was independent as defined in rules adopted by the SEC and The NASDAQ Stock Market. The Board has determined that all members of the Audit Committee, Messrs. Lyons, Jessick and Mays, qualify as Audit Committee financial experts under the standards issued by the SEC. On February 14, 2007, Aron S. Katzman resigned from the Board and Mr. Mays was appointed to serve as a member of the Audit Committee.

        The Audit Committee appoints, evaluates, retains, terminates, compensates and oversees the work of any public accounting firm engaged by us to audit our financial statements or performing other audit, review or attest services for us. The Audit Committee also supervises and monitors the establishment and implementation of a system of financial control processes and internal controls and procedures designed to provide reasonable assurance of the reliability of our financial reports.

  Compensation Committee

        The Compensation Committee met six times during the 2008 fiscal year. During the year, the members of the Compensation Committee were Gregory Mays (Chairman), Allan Lyons and Terrence Wallock, each of whom is independent as defined in rules adopted by the SEC and The NASDAQ Stock Market and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. Aron S. Katzman resigned from the Board on February 14, 2007. On February 14, 2007, Messrs. Lyons and Wallock were appointed to serve as members of the Compensation Committee.

        The Compensation Committee reviews and approves corporate goals and objectives relevant to our chief executive officer, our other executive officers and our non-employee directors, evaluates the chief executive officer's performance in light of those goals and objectives and determines and approves the chief executive officer's compensation levels based on this evaluation. The Compensation Committee also reviews and adopts our employee equity-based and incentive compensation plans, approves changes to such plans or, where necessary, recommends changes to such plans for approval by the Board or our stockholders and interprets and administers our equity-based plans as may be in effect from time to time.

  Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee met once during the 2008 fiscal year. During that year, the members of the Nominating and Corporate Governance committee were Terrence J. Wallock (Chairman), David R. Jessick and Gov. Gray Davis, each of whom are independent as defined in rules adopted by the SEC and The NASDAQ Stock Market.

        The Nominating and Corporate Governance Committee:

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  Evaluates, reviews and provides an annual assessment of the Board regarding the overall effectiveness of the organization of the Board (including with regard to the appropriate size, functions and needs of the Board), the performance of the Board and its Committees, the conduct of its business and the relationship between the Board and management.

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  Develops and recommends to the Board a set of corporate governance principles, reviews those principles at least annually, ensures that management has established an enforcement system, reviews management's monitoring of our compliance with them, and recommends any proposed changes to the Board as the Committee deems advisable.

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  Reviews the outside activities of, and considers questions of possible conflicts of interest of, Board members and senior executives.

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  Reviews any transaction or proposed transaction with a related person to determine whether to ratify or approve the transaction in accordance with our written related party transaction policy, with ratification or approval to occur only if the Committee determines that the transaction is fair to the Company or that approval or ratification of the transaction is in the interest of the Company.

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  Establishes the criteria for membership on the Board and formulates a process to identify candidates for nomination as directors.

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  Identifies candidates believed to be qualified to become Board members, conducts appropriate inquiries into the backgrounds and qualifications of such individuals and recommends to the Board the nominees to stand for election as directors at the annual meeting of stockholders.

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  Recommends to the Board the membership of any Committee of the Board and identifies and recommends Board members qualified to fill vacancies on any Committee of the Board.

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  Assists the Board in assessing whether individual members of the Board are independent under all applicable laws, rules and regulations, including those promulgated by the SEC and by the principal national securities exchange or national securities association on which our securities are listed.

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  Formulates and recommends for adoption to the full Board a policy regarding consideration of nominees for election to the Board who are recommended by stockholders of the Company and reviews such candidates recommended by stockholders.

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  Formulates procedures for stockholders to send communications to the Board in order to facilitate stockholder communications with the Board and formulates procedures for interested parties to communicate with non-management Directors.

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  Identifies and brings to the attention of the Board and management current and emerging corporate governance trends, issues and best practices that may affect our business operations, performance or public image.

Process For Electing Director Nominees

        The process for electing director nominees entails making a preliminary assessment of each candidate based upon his/her resume and other biographical information, his/her willingness to serve, and other background information. This information is then evaluated against the criteria set forth below, as well as the specific needs of the Board at that time.

        Based upon this preliminary assessment, candidates who appear to be the best fit will be invited to participate in a series of interviews. At the conclusion of this process, if it is determined that the candidate will be a good fit, the Nominating and Corporate Governance committee will recommend the candidate to the Board for election. If the director nominee is a current Board member, the Nominating and Corporate Governance committee also considers prior Board performance and contributions. The Nominating and Corporate Governance committee uses the same process for evaluating all candidates regardless of the source of the nomination.

        The minimum qualifications and attributes that the Nominating and Corporate Governance committee believes must be possessed by a director nominee include:

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  The ability to apply good business judgment;

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  The ability to discharge his/her duties of loyalty and care for the benefit of our stockholders;

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  Proven strength of character;

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  Demonstrated integrity and ethics;

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  Diversity of experience;

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  The ability to understand complex principles of business and finance;

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  Familiarity with national and international issues affecting businesses; and

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  Willingness to expend sufficient time to carry out the duties and responsibilities of a director of a public company.

        All of the director nominees are current members of the Board. The Nominating and Corporate Governance Committee may in the future engage the assistance of third parties to identify and evaluate potential director nominees, as it deems appropriate.

        The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. Candidates recommended by our stockholders must satisfy the same qualifications and possess the same attributes required for any director nominees. If you wish to nominate a candidate, please forward the candidate's name and a detailed description of the candidate's qualifications, a document indicating the candidate's willingness to serve to: Corporate Secretary, Source Interlink Companies, Inc., 27500 Riverview Center Blvd., Suite 400, Bonita Springs, Florida 34134. A stockholder wishing to nominate a candidate must also comply with the notice requirements described above under the question, "How do I submit a stockholder proposal for next year's annual meeting?"

EXECUTIVE OFFICERS

        The following is a summary of information about our executive officers that do not serve as members of our Board of Directors.

        Steven R. Parr, 49.    Mr. Parr, President, Source Interlink Media, joined our executive team upon our acquisition of Primedia Enthusiast Media, Inc, in August 2007. Prior to joining Source Interlink, he served the publishing world in both books and magazines for over twenty years in three countries. Mr. Parr held the positions of President of Penguin Books Canada Ltd., Executive Vice President of Penguin Books in the U.S., and CEO of Pearson PLC's Business Services division in London. Mr. Parr joined EMAP USA in 1999, where he held various posts, culminating in his role as President. After the sale of EMAP, Mr. Parr departed to become President and CEO of book publisher, Harry N. Abrams, Inc. but returned as President of EMAP's ultimate parent, Primedia Enthusiast Media, Inc, in 2004.

        Douglas J. Bates, 50.    Mr. Bates has served as our Senior Vice President and General Counsel since 2003. In 2004, he was named Secretary of the Company. Prior thereto, he provided legal advice to emerging and mid-cap companies primarily in connection with acquisition transactions and securities compliance, and co-founded a boutique investment banking firm arranging late stage financing for emerging technology concerns.

        Marc Fierman, 47.    Mr. Fierman has served as our Chief Financial Officer since November 2002. Prior thereto, he served as Vice President of Finance (July 2001 to November 2002) and Vice President of Finance—Display Division (March 1999 to June 2001). From April 1997 to February 1999, Mr. Fierman served as the chief financial officer of Brand Manufacturing Corp., which we acquired in January 1999.

        William D. Bailey, 61.    Mr. Bailey was named Chief Administrative Officer of Source Interlink on October 11, 2007. Mr. Bailey leads the Human Resources, Corporate Purchasing and Facilities Management functions for the Company. He joined Source Interlink after a series of assignments on behalf of The Yucaipa Companies at its portfolio companies. Prior to joining The Yucaipa Companies, he was President of the Food Employers Council in Southern California. Earlier in his career he was Vice President, Labor and Employment for the Vons Grocery Company in Arcadia, California, and, before that, Group Vice President, Human Resources and Labor Relations with Acme Markets in Malvern, Pennsylvania.

        Alan Tuchman, 49.    Mr. Tuchman became one of our Executive Vice Presidents in February 2005 upon our acquisition of Alliance Entertainment Corp., was appointed an Interim Co-Chief Executive Officer of our Company in November 2006 and currently serves as President of our DVD/CD Fulfillment division. Prior to his service with our Company, he had served as President and Chief Operating Officer of Alliance since 2003. Mr. Tuchman joined Alliance in 1991 and was Vice President from that time until 1996, when he became Senior Vice President of Strategic Planning. Mr. Tuchman held this position until 1997 when he became President of Alliance.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND PRINCIPAL STOCKHOLDERS

        The following table sets forth as of June 16, 2008 certain information concerning the ownership of our common stock by:

  •
  each person who is known to us to own beneficially 5% or more of our outstanding common stock;

  •
  each of our directors, our chief executive officer and our four other most highly paid executive officers in fiscal year 2008; and

  •
  all directors and executive officers as a group.

        The information presented below is based on information supplied by our officers and directors and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to all shares shown as beneficially owned by them, except to the extent authority is shared by spouses under applicable community property laws.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
AEC Associates, L.L.C.(1)	21,731,568	41.6%
Scopia Management, Inc.(3)	5,507,276	10.5%
Steinberg Asset Management, LLC(4)	3,282,650	6.3%
Dimensional Fund Advisors, L.P.(2)	3,877,093	7.4%
Prentice Capital Management, LP(5)	3,040,358	5.8%
James R. Gillis(7)	708,418	1.4%
Steven R. Parr	162,500	*
Jason S. Flegel(7)	170,360	*
Alan E. Tuchman(7)	338,046	*
Marc Fierman(7)	91,356	*
Michael R. Duckworth(7)	30,000	*
Allan R. Lyons(7)(6)	298,461	*
Aron S. Katzman(7)(8)	319,467	*
George A. Schnug(7)	61,434	*
Gray Davis	60,434	*
Ariel Z. Emanuel(7)	60,434	*
David R. Jessick(7)	47,934	*
Gregory Mays(7)	65,534	*
Terrence J. Wallock(7)	62,934	*
All Directors and named executive officers, as a group (as of June 15, 2008, 17 persons)	2,188,279	4.2%

(1)
The business address for AEC Associates, L.L.C. is: c/o The Yucaipa Companies, 9130 West Sunset Boulevard, Los Angeles, California 90069.

(2)
The business address for Dimensional Fund Advisors, L.P. is 1299 Ocean Avenue, Santa Monica, CA 90401.

(3)
The business address for Scopia Management, Inc. is 450 Seventh Avenue, 43rd Floor, New York, NY 10123.

(4)
The business address for Steinberg Asset Management, LLC is 12 East 49th Street, Suite 1202, New York, NY 10017.

(5)
The business address for Prentice Capital Management, LP is 623 Fifth Avenue, 32nd Floor, New York, NY 10022.

(6)
Of the reported shares, 116,010 shares are held by Mr. Lyons' spouse. Mr. Lyons disclaims beneficial ownership of these securities, and this statement shall not be deemed an admission that he is the beneficial owner of the securities for any purpose.

(7)
The business address of our officers and directors is c/o Source Interlink Companies, Inc., 27500 Riverview Center Boulevard, Suite 400, Bonita Springs, FL 34134.

(8)
Mr. Katzman resigned from the Company's Board of Directors on February 14, 2007.

        Included in the shares reported above are the following shares to be issued upon exercise of options to purchase the Company's common stock:

Name of Beneficial Owner	Number of Options Exercisable Within 60 Days
James R. Gillis	424,667
Alan E. Tuchman	263,046
Marc Fierman	85,356
Michael R. Duckworth	30,000
Allan R. Lyons	50,000
Gray Davis	30,000
Aron S. Katzman	20,000
George A. Schnug	30,000
Ariel Z. Emanuel	30,000
David R. Jessick	30,000
Gregory Mays	30,000
Terrence J. Wallock	10,000

        Beneficial ownership of shares has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting or investment power with respect to such securities or has the right to acquire ownership thereof within 60 days. Shares of common stock subject to options that are currently exercisable within 60 days of the date of this report are treated as outstanding for the purpose of computing the percentage ownership of the subject individual. These shares, however, are not considered outstanding when computing the percentage ownership of any other person.

        As of June 16, 2008, there were 52,320,837 shares of our common stock outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and certain of our officers, as well as other persons who own more than ten percent of a registered class of our equity securities, to file with the SEC and The Nasdaq Stock Market reports of ownership of our securities and changes in reported ownership. Officers, directors and greater than ten percent stockholders are required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

        Based solely on a review of the reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during the 2008 fiscal year, our officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a), except:

  •
  Each of Messrs. Davis, Emanuel, Jessick, Lyons, Mays, Schnug and Wallock failed to timely file a Statement of Changes in Beneficial Ownership of Securities to reflect the issuance of 10,000 options to purchase shares of common stock received as compensation for service as a director. These omissions were corrected by filing a Form 4 for each of these individuals in February 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

        The Compensation Committee, composed entirely of independent directors, is responsible to our Board of Directors, and indirectly to our stockholders, for formulating our compensation philosophies and monitoring and implementing our executive compensation program. The duties, responsibilities and authority of the Compensation Committee are prescribed in a Compensation Committee Charter adopted by our Board of Directors. Pursuant to its Charter, the Compensation Committee reviews and recommends executive compensation levels and cash and equity incentives for our executive officers.

        In fulfilling its duties, the Compensation Committee may retain outside advisors or consultants or other experts to provide the Committee with the information, advice or expertise as the Committee may deem necessary. In connection with our acquisitions of Alliance Entertainment Corp. and Chas. Levy Circulating Co., LLC in 2005, the Compensation Committee engaged Pearl Meyer & Partners, a Clark Consulting practice, to conduct a review and analysis of our executive compensation program. During its engagement, Pearl Meyer compared the competitiveness of our total reward package and the provisions and design of current executive contracts by comparison to a group of public and private companies of comparable complexity and size with particular focus on comparable companies within the various industries in which we compete. Based on Pearl Meyer's research and report, the Compensation Committee revised our approach to executive compensation to include sufficient retention incentives for our executive officers that reward long-term growth more than short-term results.

        In making compensation determinations, the Compensation Committee may also utilize certain resources, references and industry benchmarks to determine competitive market ranges and reasonable levels of compensation. In addition, the Compensation Committee may consult or rely on the recommendations of our principal executive officer with respect to all of our executive officers (other than the principal executive officer himself), particularly with regard to the assessment of the individual performance of each of our other executive officers.

Our Executive Compensation Philosophy

        The Compensation Committee believes that our executive compensation program should be designed to provide a competitive compensation program that will enable us to attract, motivate, reward and retain executives who have the skills, education, experience and capabilities required to discharge their duties in a competent and efficient manner. In addition, the Compensation Committee believes that executive compensation should be driven primarily by the long-term interests of the Company and its stockholders.

        The Compensation Committee believes that the quality of executive leadership significantly affects long-term performance and that it is in the best interest of the stockholders to fairly compensate executive leadership for achievements that meet or exceed the high standards set by the Compensation Committee, so long as there is corresponding risk when performance falls short of such standards.

        The Compensation Committee's general executive compensation philosophy is based on the following three principles:

  •
  Compensation Should Relate to Performance. Executive compensation should reward performance and be competitive with pay for positions of similar responsibility at other companies of comparable complexity and size, or comparable companies within the various industries in which we compete.

  •
  Incentive Compensation Should Be a Greater Part of Total Direct Compensation For More Senior Positions. As employees assume greater responsibilities and have the opportunity to create more stockholder value, an increasing share of their total compensation package will be derived from variable incentive compensation (both of a long and short-term nature) generated by achievement of objectives producing long-term improvement in corporate performance.

  •
  Employee Interests Should Be Aligned with Stockholders. Executive compensation should reward contribution to long-term stockholder value.

Elements of Compensation

        Our executive compensation program consists of the following general elements: base salary; discretionary cash incentive bonuses; long-term stock-based incentives; and performance-based cash incentives.

Base Salary

        The base annual salary for our executive officers is based upon the level and scope of the responsibility of the executive officer, pay levels of similarly positioned executive officers among companies competing for the services of such executives and a consideration of the level of experience and performance profile of the particular executive officer. Based upon its review and evaluation, the Compensation Committee establishes the base salary to be paid to each executive officer. Historically, it has been our practice to enter into multi-year employment agreements with each of our named executive officers that include pre-determined annual increases in base salary.

Discretionary Cash Incentive Bonuses

        The Compensation Committee has the discretion and authority to make individual cash bonus awards to executive officers for meritorious service to our long-term interests that in some cases may include the individual executive's performance objectives. At the conclusion of each fiscal year, the Compensation Committee reviews the individual executive's performance and, when deemed appropriate, authorizes payment for achievement.

Long-Term Stock-Based Incentive Compensation

        The Compensation Committee for many years used stock options as long-term incentives for executives and other key employees. Stock options were historically used because they directly related the amounts earned by executives and other key employees to the amount of appreciation realized by our stockholders over comparable periods. Recent changes in the accounting treatment of stock options, however, have caused the Compensation Committee to deemphasize the use of stock options as a long-term incentive mechanism. In lieu of stock options, the Compensation Committee has established cash-based incentive programs, including a supplemental executive retirement plan and a challenge grant plan (each as discussed below), and intends to explore additional plans and programs designed to reward contributions to increase long-term stockholder value.

Performance-Based Cash Incentives

        On February 28, 2005, the Compensation Committee approved the Source Interlink Companies, Inc. Challenge Grant Program, effective as of March 1, 2005 (the "Challenge Grant Program"). The Challenge Grant Program expired at January 31, 2008. No payout was made under the Challenge Grant Program.

General Benefits And Perquisites

        Our executives are eligible to participate in all of our employee benefit plans that are generally available to all of our employees, including our 401(k) retirement savings plan, medical, dental, vision, long and short-term disability and group term life insurance. In addition, we have historically provided certain perquisites to our executive officers. During the 2008 fiscal year, these perquisites included:

  •
  supplemental medical expense reimbursement;

  •
  personal use of company-leased motor vehicles;

  •
  special commuting and housing benefits for Mr. Duckworth; and

  •
  reimbursement of country club dues.

2008 Named Executive Officer Base Salary And Incentive Compensation Determinations

  Principal Executive Officer

        On November 10, 2006, we entered into that certain Separation, Consulting and General Release Agreement (the "Separation Agreement") with S. Leslie Flegel that provided for Mr. Flegel's immediate resignation as Chairman of the Board, Chief Executive Officer and director of the Company. The Separation Agreement provided that Mr. Flegel receive $900,000 for his fiscal 2007 bonus and a lump sum severance of $4.6 million, in lieu of any claim to benefits or compensation under his employment agreement with the Company. In addition, the Separation Agreement contemplates the provision of certain consulting services by Mr. Flegel over a three-year period, for which services Mr. Flegel will receive an annual payment of $1 million and aggregate bonuses of up to $4 million upon the occurrence of any of the following events: (i) if prior to May 10, 2008 we enter into a definitive agreement with certain parties, Mr. Flegel shall receive a payment of $1,000,000; (ii) if prior to November 10, 2007 we enter into certain definitive agreements in connection with our magazine division, then Mr. Flegel shall receive a payment of $1,000,000; and (iii) if within a pre-determined period we enter into certain definitive agreements in connection with our music division, then Mr. Flegel shall receive a payment of $2,000,000. Mr. Flegel received a payment of $1,000,000 on May 25, 2007 in connection with (i) above.

        In connection with Mr. Flegel's resignation, Mr. Duckworth was appointed as our Chairman of the Board by the Board of Directors and was granted the power as our principal executive officer to exercise direct general supervision, direction and control over the business and affairs of the Company and our officers. The Compensation Committee, at a meeting held on March 22, 2007, retroactively determined effective as of November 1, 2006 that Mr. Duckworth be paid a base salary of $75,000 per month in consideration of his service as our principal executive officer. Such salary will be paid until Mr. Duckworth's successor is identified and elected. The Compensation Committee also determined that Mr. Duckworth will not participate in any of our employee benefit plans however, he will continue to receive his compensation for services as a director. At the Compensation Committee's discretion, Mr. Duckworth may be awarded cash bonuses. During the fiscal year ended January 31, 2008, Mr. Duckworth was paid a bonus of $175,000.

  Other Named Executive Officers

        Concurrent with Mr. Duckworth's appointment, the Board of Directors appointed Mr. Gillis and Mr. Tuchman as Interim Co-Chief Executive Officers to oversee Company operations until a new Chief

Executive Officer is identified and elected. The Compensation Committee determined that as each of Messrs. Gillis and Tuchman are party to an employment agreement with the Company that provides for his compensation, no additional compensation for service as an Interim Co-Chief Executive Officer was warranted.

        We are party to employment agreements with each of the other executive officers named in the Summary Compensation Table, which employment agreements provide for the base salaries of such named executive officers through 2009.

  Discretionary Cash Incentive Bonuses

        As an award for meritorious service for the 2008 fiscal year, the Compensation Committee determined that each of our named executive officers receive a cash bonus in such amount that the executive's total base salary and cash bonus paid (not earned) in fiscal 2009 would equal the amount of such executive's total base salary and cash incentive paid (not earned) in fiscal 2008.

  Tax And Accounting Implications

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), disallows any federal income tax deductions by us for compensation paid to our executive officers in excess of $1 million each in any taxable year. Compensation above $1,000,000 may be deducted if it meets certain technical requirements to be classified as "performance-based compensation." The Compensation Committee believes that it is in the best interests of our company and its stockholders to pay compensation to its executive officers that is deductible by the company for federal income tax purposes. Our stock option plans have been structured to permit grants of stock options to be eligible for this performance-based exception (so that compensation upon exercise of such options or receipt of such awards, as the case may be, should be deductible under the Code). The Compensation Committee has taken and intends to continue to take whatever actions are necessary to minimize our non-deductible compensation expense, while maintaining, to the extent possible, the flexibility which the Compensation Committee believes to be an important element of our executive compensation program.

Compensation Committee Report

        We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

                      Respectfully submitted,

                      THE COMPENSATION COMMITTEE OF THE
                      BOARD OF DIRECTORS OF SOURCE
                      INTERLINK COMPANIES, INC.

                      Gregory Mays, Chairman

                      Allan Lyons, Member

                      Terrence Wallock, Member

COMPENSATION OF EXECUTIVE OFFICERS

Summary Executive Compensation

        The following table summarizes the total compensation paid or earned by the Company's Principal Executive Officer, Principal Financial Officer and each of the three other most highly compensated executive officers, whose 2008 total compensation exceeded $100,000 in each instance, as well as the Company's former Chief Executive Officer (together the "named executive officers"), for the fiscal year ended January 31, 2008 and 2007.

Name and Principal Position	Fiscal Year	Salary		Bonus		Stock Awards(1)		Option Awards(2)		Non-Equity Incentive Plan Compensation		Change in Pension Value and Deferred Compensation Earnings		All Other Compensation(5)(6)		Total
Michael R. Duckworth(3) Chairman of Board and Principal Executive Officer	2008 2007	$ $	963,000 225,000	$ $	175,000 —	$ $	— —	$ $	20,428 —	$ $	— —	$ $	— —	$ $	66,058 12,361	$ $	1,224,486 237,361
Steven R. Parr(7) President	2008		$305,231		$—		$—		$128,189		$—		$65,477		$125		$499,022
James R. Gillis President, Chief Operating Officer and Interim Co-Chief Executive Officer	2008 2007	$ $	599,135 524,616	$ $	377,500 372,000	$ $	— —	$ $	66,095 —	$ $	— —	$ $	200,806 176,813	$ $	122,690 41,967	$ $	1,364,226 1,115,896
Alan Tuchman Executive Vice President and Interim Co-Chief Executive Officer	2008 2007	$ $	534,375 500,000	$ $	340,000 356,250	$ $	— —	$ $	64,095 —	$ $	— —	$ $	146,158 128,584	$ $	2,497 3,806	$ $	1,087,125 988,640
Jason S. Flegel(8) Executive Vice President	2008 2007	$ $	383,366 449,617	$ $	285,000 300,000	$ $	— —	$ $	— —	$ $	— —	$ $	(134,375 64,327)	$ $	7,128 30,931	$ $	541,119 844,875
Marc Fierman Executive Vice President and Chief Financial Officer	2008 2007	$ $	374,712 349,809	$ $	180,000 162,500	$ $	— —	$ $	— —	$ $	— —	$ $	84,720 74,591	$ $	23,786 16,029	$ $	663,218 602,929
S. Leslie Flegel(4) Former Chairman of the Board and Chief Executive Officer	2007		$721,443		$5,500,000		$—		$1,296,183		$—		$—		$28,211		$7,545,837

(1)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the fair value of shares of restricted stock for the 2008 fiscal year, in accordance with SFAS No. 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The fair value is calculated using the fair market value on the date of grant, taken ratably over the stated vesting period. These amounts reflect the Company's accounting expense for these awards, and do not necessarily correspond to the actual value that will be realized by the Named Executive Officers. See Note 12 of the Company's Annual Report on Form 10-K for additional discussion on SFAS No. 123R valuation methodology.

(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the fair value of stock options for the 2008 fiscal year, in accordance with SFAS No. 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The fair value is calculated using the fair market value on the date of grant, taken ratably over the stated vesting period. These amounts reflect the Company's accounting expense for these awards, and do not necessarily correspond to the actual value that will be realized by the Named Executive Officers. See Note 12 of the Company's Annual Report on Form 10-K for additional discussion on SFAS No. 123R valuation methodology.

(3)
Mr. Duckworth became Chairman of the Board and Principal Executive Officer on November 10, 2006. Prior to that date, he was a director of the Company. Compensation paid to Mr. Duckworth prior to November 10, 2006 is presented in the Director Compensation table below. Mr. Duckworth did not receive a salary and bonus during fiscal 2007. As discussed above, the Compensation Committee of the Board of Directors approved compensation for Mr. Duckworth's service as Chairman of the Board subsequent to the end of fiscal 2007.

(4)
Mr. Flegel resigned his position as Chairman of the Board and Chief Executive Officer on November 10, 2006. Compensation presented in this table includes only compensation paid between February 1, 2006 and November 10, 2006. The Company modified certain fully vested and outstanding stock options on November 10, 2006 to extend the expiration date for three and one-half months. As a result of this modification, the Company recorded stock compensation expense of $1.3 million, as presented above. In addition, the Company agreed to pay Mr. Flegel a bonus of $0.9 million related to service in fiscal 2007 and a $4.6 million severance payment, which are set forth in the bonus column above.

(5)
All other compensation includes the following for fiscal year 2008:

•
For Mr. Duckworth, special commuting and housing benefits of $66,058.

  •
  For Mr. Parr, supplemental medical expense reimbursement.

  •
  For Mr. Gillis, company-leased automobile lease payments of $30,213, reimbursement of country-club dues of $86,109 and supplemental medical expense reimbursement.

  •
  For Mr. Tuchman, supplemental medical expense reimbursement.

  •
  For Mr. J. Flegel, supplemental medical expense reimbursement.

  •
  For Mr. Fierman, company-leased automobile lease payments and supplemental medical expense reimbursement.

(6)
During fiscal 2007, the Company leased an aircraft. All flights were for primarily business purposes. However, companions of the Named Executive Officers did, from time to time, accompany the Named Executive Officers. The Company has determined that there is no incremental cost of permitting Named Executive Officers to bring companions on business flights. Therefore, the Company has attributed no value to this perquisite.

(7)
Mr. Parr was appointed President on August 1, 2007 in connection with the Company's acquisition of Primedia Enthusiast Media, Inc. Only compensation paid after this date is presented in the table.

(8)
Mr. Flegel resigned his position with the Company effective October 31, 2007. Only compensation paid prior to this date is presented in the table.

Grants Of Plan-Based Awards

        On December 7, 2007, Mr. Parr received a grant of 150,000 stock options expiring on December 7, 2012 with an exercise price of $2.54. These options vest 33% on the first anniversary of grant, 33% on the second anniversary and 34% on the third anniversary. Also on December 7, 2007, each of Mssrs. Gillis and Tuchman received grants of 75,000 stock options expiring on December 7, 2012 with an exercise price of $2.54. These options vest 33% on the first anniversary of grant, 33% on the second anniversary and 34% on the third anniversary. All of these stock options were granted pursuant to the 2007 Omnibus Long Term Incentive Plan.

Discussion Of Summary Compensation And Plan-Based Awards Tables

        Steven R. Parr.    Our current employment agreement with Mr. Parr was entered into on June 27, 2007. Pursuant to this agreement, Mr. Parr serves as our President, Source Interlink Media for a three-year term that commenced on August 1, 2007. Mr. Parr has the usual and customary duties, responsibilities and authority of president and performs such other and additional duties and responsibilities as are consistent with that position and as our board of directors may reasonably require. In accordance with his agreement, Mr. Parr will receive a base annual salary of (i) $620,000 during the year ending June 30, 2008, (ii) $640,000 during the year ending June 30, 2009, and (iii) $660,000 during the year ending June 30, 2010. In addition, Mr. Parr is entitled to receive a bonus each year during his employment (subject to calculation in accordance with the Governing Plan). The target for such bonus is equal to 75% of his base annual salary. For the year ended December 31, 2007, the Governing Plan was the Primedia Enthusiast Media Short Term Executive Incentive Compensation Plan. For all subsequent fiscal years, the Governing Plan shall be any cash bonus plan that the Company shall enact from time to time. Mr. Parr is entitled to an additional bonus not to exceed 15% of his annual base salary pursuant to completion of certain mutually agreed-upon business objectives. Mr. Parr is also entitled to participate in any equity-based incentive, healthcare, retirement, life insurance, disability income and other benefits plans offered by us with respect to our executive officers generally.

        James R. Gillis.    Our current employment agreement with Mr. Gillis was entered into on February 28, 2005. Pursuant to this agreement, Mr. Gillis serves as our president and chief operating officer for a five-year term that commenced on February 28, 2005. Mr. Gillis was also appointed as an Interim Co-Chief Executive Officer on November 10, 2006. Mr. Gillis has the usual and customary duties, responsibilities and authority of president and chief operating officer and performs such other and additional duties and responsibilities as are consistent with that position and as our board of directors may reasonably require, including the oversight of Company operations until a new Chief Executive Officer is identified and elected. In accordance with his agreement, Mr. Gillis received a base salary of $525,000 during fiscal year 2007 and a base salary of $600,000 during fiscal year 2008, and will receive a base salary of (i) $624,000 during fiscal year 2009 and (ii) $649,000 from the beginning of fiscal year 2010 through the expiration of the employment agreement. In addition, Mr. Gillis is entitled to receive a guaranteed bonus each year during his employment with us in an amount equal to the greater of 50% of his base salary in effect in a given year (payable in equal quarterly installments), or such other amount as the Compensation Committee may approve in its sole discretion. Mr. Gillis is also entitled to participate in any equity-based incentive, healthcare, retirement, life insurance, disability income and other benefits plans offered by us with respect to our executive officers generally.

        Marc Fierman.    Our current employment agreement with Mr. Fierman was entered into on February 28, 2005. Pursuant to this agreement, Mr. Fierman serves as our executive vice president and chief financial officer for a five-year term that commenced February 28, 2005. Mr. Fierman has the usual and customary duties, responsibilities and authority of executive vice president and chief financial officer and performs such other and additional duties and responsibilities as are consistent with that position and as our board of directors may reasonably require. In accordance with his agreement, Mr. Fierman received a base salary of $350,000 during fiscal year 2007 and $375,000 during fiscal year 2008, and will receive a base salary of (i) $400,000 during fiscal year 2009 and (ii) $425,000 from the beginning of fiscal year 2010 through the expiration of the employment agreement. In addition, Mr. Fierman may be awarded an annual bonus in an amount not to exceed 50% of Mr. Fierman's base salary in effect in a given year, as determined by the Compensation Committee in its sole discretion. Mr. Fierman is also entitled to participate in any equity-based incentive, healthcare, retirement, life insurance, disability income and other benefits plans offered by us with respect to our executive officers generally.

        Alan E. Tuchman.    On February 28, 2005, we entered into an employment agreement with Mr. Tuchman. Pursuant to his agreement, Mr. Tuchman serves as our executive vice president for a five-year term that commenced February 28, 2005. Mr. Tuchman has the usual and customary duties, responsibilities and authority of an executive vice president and performs such other and additional duties and responsibilities as are consistent with that position and as our board of directors may reasonably require. In accordance with his agreement, Mr. Tuchman received a base salary of $500,000 during fiscal year 2007 and $520,000 during fiscal year 2008, and will receive a base salary of (i) $540,800 during fiscal year 2009 and (ii) $562,432 from the beginning of fiscal year 2010 through the expiration of the employment agreement. In addition, Mr. Tuchman may be awarded an annual bonus in an amount not to exceed 75% of Mr. Tuchman's base salary in effect in a given year, as determined by the Compensation Committee in its sole discretion. Mr. Tuchman is also entitled to participate in any equity-based incentive, healthcare, retirement, life insurance, disability income and other benefits plans offered by us with respect to our executive officers generally.

Outstanding Equity Awards At Fiscal Year-End

        The following table provides information on unexercised stock options granted to the named executive officers that were outstanding as of January 31, 2008:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Michael R. Duckworth	10,000 4,575 5,425 10,000	— — — —	— — — —	$ $ $ $	11.00 11.15 8.97 6.61	2/28/2015 2/1/2016 11/29/2016 3/22/2017	— — — —	— — — —	— — — —	— — — —
Steven Parr	—	150,000	—		$2.54	12/7/2012	—	—	—	—
James R. Gillis	134,667 200,000 40,000 50,000 —	— — — — 75,000	— — — — —	$ $ $ $ $	7.81 7.84 5.00 4.56 2.54	12/14/2008 8/4/2010 2/7/2011 2/1/2013 12/7/2012	— — — — —	— — — — —	— — — — —	— — — — —
Alan Tuchman	14,175 98,871 150,000 —	— — — 75,000	— — — —	$ $ $ $	2.30 9.21 11.00 2.54	5/19/2009 12/8/2009 2/28/2015 12/7/2012	— — — —	— — — —	— — — —	— — — —
Marc Fierman	20,000 5,356 5,000 30,000 25,000	— — — — —	— — — — —	$ $ $ $ $	7.84 5.00 5.02 4.48 4.56	8/4/2010 2/7/2011 3/27/2012 5/20/2012 2/1/2013	— — — — —	— — — — —	— — — — —	— — — — —
S. Leslie Flegel	360,000	—	—		$5.13	2/3/2008	—	—	—	—

Options Exercised And Stock Vested

        None of the Company's Named Executive Officers exercised stock options or had restricted stock units vest during fiscal 2008.

Pension Benefits

  Supplemental Executive Retirement Plan

        On February 28, 2005, the Compensation Committee of the board of directors approved the Source Interlink Companies, Inc. Supplemental Executive Retirement Plan, effective as of March 1, 2005 (the "SERP"). The SERP is a nonqualified defined benefit plan. The SERP provides that certain members of our management and other highly compensated employees (within the meaning of the Employment Retirement Income Security Act of 1974, as amended) ("ELIGIBLE SERP PARTICIPANTS") are entitled to be selected to receive certain retirement benefits from us pursuant to an executive participation agreement entered into in connection with the SERP. Under the SERP, an Eligible SERP Participant who terminates employment with us and retires will be eligible to receive retirement benefits as follows:

  1.
  Upon the Termination for Cause (as defined in the SERP) of the Eligible SERP Participant by us, the participant will not be entitled to receive any retirement benefits;

  2.
  If the Eligible SERP Participant resigns, the participant will be entitled to receive a retirement benefit commencing at the age of 65; provided, that the participant has served with us for a period of more than five years from the effective date of the executive participation agreement and is at least 55 years old at the time of resignation;

  3.
  If we terminate the employment of the Eligible SERP Participant for Disability (as defined in the SERP), the participant will be entitled to receive a retirement benefit commencing at the age of 65;

  4.
  If the Eligible SERP Participant terminates employment with us and retires at or after the age of 65, the participant will be entitled to receive a Normal Retirement Benefit (as defined in the SERP) commencing at the age of retirement;

  5.
  If the Eligible SERP Participant terminates employment with us and retires at or after the age of 55, but before the age of 65, the participant will be entitled to receive an Early Retirement Benefit (as defined in the SERP) commencing at the age of early retirement; and

  6.
  If we terminate the employment of the Eligible SERP Participant prior to the age of 55 without cause for reasons other than death or Disability (as defined in the SERP), the participant will be entitled to receive a retirement benefit commencing at the age of 65.

        If the Eligible SERP Participant is entitled to receive retirement benefits from us, the amount of retirement benefits will be calculated in accordance with such participant's executive participation agreement. The Eligible SERP Participant's retirement benefits will be offset by retirement benefits payable under any defined benefit plans (as defined under the Employee Retirement Income Security Act of 1974, as amended) sponsored by us.

        Benefits under the SERP are to be paid monthly for the Eligible SERP Participant's lifetime, but for not less than 60 months. If an Eligible SERP Participant dies before the end of such 60-month period, monthly payments will continue for the remainder of such 60-month period to the participant's surviving spouse or estate, as applicable. In the event of a change of control while the SERP is in effect, there will be no acceleration of any benefits under the SERP or any other additional benefits.

  Executive Participation Agreements With Named Executive Officers

        On March 1, 2005, in connection with participation in the SERP, we entered into executive participation agreements with the following named executive officers, other than Mr. Gillis, selected as Eligible SERP Participants: Mr. Tuchman, Mr. Flegel and Mr. Fierman. Pursuant to the executive participation agreements, upon an Eligible SERP Participant's retirement at the age of 65, we will pay to the Eligible SERP Participant a monthly Normal Retirement Benefit of: (i) 25% of the average of the three highest annual base salaries during the five year period preceding the retirement of the Eligible SERP Participant (the "SERP BASE AMOUNT") after five years of service with us; (ii) 50% of the SERP Base Amount after ten years of service with us; or (iii) 75% of the SERP Base Amount after 15 years of service with us. The maximum payout to an Eligible SERP Participant under the executive participation agreement is 75% of the SERP Base Amount. If an Eligible SERP Participant elects to delay receipt of retirement benefit payments until after the age of 65, we will pay the Eligible SERP Participant a monthly retirement benefit for his or her lifetime calculated on a present value basis as actuarially discounted at 6.25% or the then current One Year Treasury Rate, whichever is higher.

        At any time after an Eligible SERP Participant reaches age 55 and has been eligible to participate for a minimum of five full years, the Eligible SERP Participant may retire or resign and choose to either (i) delay payments until age 65, at which time the Eligible SERP Participant would receive the full current benefit amount at the time of resignation as calculated payable for the remainder of his or her life from age 65 or (ii) begin receiving Early Retirement Benefits immediately at the time of retirement, which amounts would be actuarially discounted on a present value basis as actuarially discounted at 6.25% or the then current One Year Treasury Rate, whichever is higher.

        Upon Termination for Cause (as defined in the SERP), no benefit is payable to the Eligible SERP Participant. Upon termination for other than cause, death or Disability (as defined in the SERP), we will pay to the Eligible SERP Participant, commencing at age 65, a the Normal Retirement Benefit described above but with the following adjustments: (i) 5% of the SERP Base Amount payable at age 65 after one year of service; (ii) 10% of the SERP Base Amount payable at age 65 after two years of service; (iii)15% of the SERP Base Amount payable at age 65 after three years of service; or (iv) 20% of the SERP Base Amount payable at age 65 after four years of service.

  Executive Participation Agreement with James R. Gillis

        On March 1, 2005, we entered into an executive participation agreement with James R. Gillis in connection with his participation in the SERP. The terms of Mr. Gillis' executive participation agreement are substantially similar to the terms of the form of executive participation agreement described above, except that the schedule of Normal Retirement Benefit payments is altered in light of Mr. Gillis' age relative to other younger Eligible SERP Participants. Pursuant to Mr. Gillis' executive participation agreement, Mr. Gillis is entitled to receive his full benefit paid, without discount, immediately upon his retirement based on the following schedule of payments: (i) 25% of the SERP Base Amount payable immediately after five years of service; (ii) 30% of the SERP Base Amount payable immediately after six years of service; (iii) 35% of the SERP Base Amount payable immediately after seven years of service; (iv) 40% of the SERP Base Amount payable immediately after eight years of service; (v) 45% of the SERP Base Amount payable immediately after nine years of service; (vi) 50% of the SERP Base Amount payable immediately after ten years of service; (vii) 55% of the SERP Base Amount payable immediately after 11 years of service; (viii) 60% of the SERP Base Amount payable immediately after 12 years of service; (ix) 65% of the SERP Base Amount payable immediately after 13 years of service; (x) 70% of the SERP Base Amount payable immediately after 14 years of service; or (xi) 75% of the SERP Base Amount payable immediately after 15 years of service. The maximum payout to Mr. Gillis under his executive participation agreement is 75% of the SERP Base Amount.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Steven R. Parr	SERP	0.5	$65,477	$—
James R. Gillis	SERP	2.8	$532,718	$—
Marc Fierman	SERP	2.8	$224,753	$—
Alan Tuchman	SERP	2.8	$362,017	$—

Non-Qualified Deferred Compensation

        None.

Potential Payments Upon Termination or Change-in-Control

        Each of the employment agreements with our named executive officers require certain payments if such executive if terminated by the Company without cause or upon the determination of disability or if the executive terminates his agreement for good reason. Each of such employment agreements are subject to earlier termination by: (i) the Company at its election with or without cause; (ii) upon the Company's determination of the disability of the executive; (iii) upon the death of the executive; or (iv) the executive voluntarily upon 30 days' advance written notice, with or without good reason.

        Upon a termination prior to the expiration of the employment period by the Company without proper cause or by the executive upon a change in control or for other good reason, the executive shall receive his annual base compensation for the remainder of the employment period and shall retain medical insurance coverage for the same period. In addition, Mr. Gillis shall receive a guaranteed annual bonus equal to

12.5% of his annual base compensation and Mr. Parr shall receive a guaranteed annual bonus equal to the target bonus that would otherwise be paid. In each case, if the employment agreement is terminated early by the Company with cause, upon the executive's death or by the executive without good reason, the Company shall be released of all of its obligations for payment of any compensation or benefits under the agreement. If, however, the Company terminates the agreement upon the determination of the disability of the executive, the executive shall receive a disability income benefit, payable in monthly installments, equal to 50% of his base compensation for the first 24 months after the early termination and then shall receive a supplemental disability income of $12,000 per month. The supplemental disability income shall cease upon the earlier of the executive's death or January 4, 2018 in the case of Mr. Gillis; September 30, 2030 in the case of Mr. Fierman; and March 24, 2024 in the case of Mr. Tuchman. Such disability income does not apply to Mr. Parr.

        In addition, certain of our named executive officers may receive payments under our Supplemental Executive Retirement Plan, as described above. In no event, however, are payments under the Supplemental Executive Retirement Plan accelerated. Therefore, payments under the Supplemental Executive Retirement Plan have been excluded from the below table.

        The following table indicates the potential payments that would have been received by our Named Executive Officers upon the occurrence of one of the above-referenced events as of January 31, 2008:

Name	Benefit	Termination by Company Without Cause	Termination by Company With Cause	Termination by Company Upon Disability of Executive(1)	Termination Upon Death of Executive	Termination by Executive Upon Change of Control or Other Good Reason	Termination by Executive Without Good Reason
Steven R. Parr	Severance	$2,533,333	$0	$0	$0	$0	$0
James R. Gillis	Severance	$1,492,969	$0	$1,778,242	$0	$1,492,969	$0
Marc Fierman	Severance	$860,417	$0	$3,389,552	$0	$860,417	$0
Alan Tuchman	Severance	$1,150,101	$0	$2,589,315	$0	$1,150,101	$0

(1)
Assumes payment for entire supplemental disability income period and no earlier death of executive.

Compensation Of Directors

        Effective September 1, 2007, each of our directors who is not also one of our employees will receive (i) an annual retainer of $50,000, and (ii) a meeting fee of $3,000 for each board meeting attended in person and $1,000 for each board or committee meeting attended by telephone. Chairmen of committees will receive an additional retainer ranging from $20,000 to $25,000 per year depending on the committee chaired. Each committee member, other than the chairman, will receive an additional retainer ranging from $5,000 to $10,000 per year depending on the committee(s) on which the director serves. Directors are also entitled to be reimbursed for expenses incurred by them in attending meetings of the Board and its committees. On the first trading day of each fiscal year, our directors will also receive an annual award of restricted stock. The number of shares awarded will be equal to $70,000 divided by the last reported sale price on the last day of the then most recently concluded fiscal year. The shares of restricted stock will be subject to vesting over a period of three years, subject to acceleration of the vesting schedule upon the occurrence of certain events such as a change in control of our company.

        Prior to September 1, 2007, each of our directors who was not also one of our employees received (i) an annual retainer of $35,000, (ii) an additional $3,000 for each quarterly Board meeting attended in person, (iii) an additional $1,000 for each committee meeting attended either in person or via telephone, and (iv) an additional $1,000 for each Board meeting attended via telephone. Chairmen of committees received an additional retainer ranging from $10,000 to $25,000 per year depending on the committee chaired. Each committee member, other than the chairman, received an additional $5,000 per year for each committee on which he served. All director fees were payable in cash and directors were entitled to be reimbursed for expenses incurred by them in attending meetings of the Board and its committees.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
David R. Jessick	$127,083	$22,750	$149,833
Gregory Mays	$98,083	$22,750	$120,833
George A. Schnug	$62,500	$22,750	$85,250
James R. Gillis	$—	$—	$—
Gray Davis	$121,500	$22,750	$144,250
Allan R. Lyons(3)	$105,500	$22,750	$128,250
Michael R. Duckworth(1)	$—	$—	$—
Ariel Z. Emanuel	$53,500	$22,750	$76,250
Terrence Wallock	$73,500	$22,447	$95,947
Aron Katzman(2)	$67,250	$—	$67,250

(1)
Mr. Duckworth was elected our Chairman of the Board of Directors and Principal Executive Officer on November 10, 2007. Compensation paid after that date is presented in the Summary Compensation Table, above.

(2)
Mr. Katzman resigned from our Board of Directors on February 14, 2007.

(3)
Mr. Lyons elected to have all of his fees that would otherwise have been paid in cash during fiscal 2008 deferred in the Company's deferred compensation plan. Compensation presented includes only compensation that would have been paid if he had not made this election.

Compensation Committee Interlocks and Insider Participation

        None.

PROPOSAL 2:
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

General

        The accounting firm of BDO Seidman, LLP was engaged to serve as our independent registered public accountants for the fiscal year ended January 31, 2008. The Audit Committee of the Board of Directors has selected that firm to continue in this capacity for the fiscal year ending January 31, 2009. A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting to respond to stockholders' questions, and that representative will have the opportunity to make a brief presentation to the stockholders if he or she so desires and will be available to respond to appropriate questions from stockholders.

        Although we are not required to submit this appointment to a vote of the stockholders, the Audit Committee believes it appropriate as a new policy to request that the stockholders ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain BDO Seidman, LLP or appoint another firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

Principal Accountant Fees And Services

        The following table summarizes fees billed to us by our principal accounting firm and independent registered public accounting firm BDO Seidman, LLP for professional services rendered as of and for the years ended January 31, 2008, 2007 and 2006:

	Year ended January 31,
	2008	2007	2006
	(in thousands)
Audit fees	$1,821	$1,500	$1,357
Audit related fees	29	69	23
Tax fees	36	76	39
All other fees	—	—	—

Total fees	$1,886	$1,645	$1,419

  Audit Fees

        These fees comprise professional services rendered in connection with the audit of our consolidated financial statements on Form 10-K and the review of our quarterly consolidated financial statements on Form 10-Q that are customary under auditing standards generally accepted in the United States of America. Audit fees also include consultations regarding accounting issues and consents for other SEC filings.

  Audit Related Fees

        These fees result from assurance and related services that are reasonably related to the performance of the audits and reviews of our financial statements and are not included under "Audit Fees" in the foregoing table. In 2008, these fees related primarily to the Company's 401(k) plan audits and certain SAS 70 reports.

  Tax Fees

        These fees comprise professional services relating to tax compliance, tax planning and tax advice.

  All Other Fees

        These fees comprise all other services other than those reported above. Our intent is to minimize services in this category.

        Policy Regarding Audit Committee Pre-Approval And Permitted Non-Audit Services Of Independent Registered Public Accounting Firm

        The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by our independent registered public accounting firm. The full Audit Committee approves annually projected services and fee estimates for these services and establishes budgets for major categories of services. The Audit Committee chairman has been designated by the Audit Committee to approve any services arising during the year that were not pre-approved by the Audit Committee and services that were pre-approved but for which the associated fees will materially exceed the budget established for the type of service at issue. Services approved by the chairman are communicated to the full Audit Committee at its next regular meeting. For each proposed service, the independent registered public accounting firm is required to provide back-up documentation detailing said service. The Audit Committee will regularly review summary reports detailing all services being provided to us by our independent registered public accounting firm. During our 2008 fiscal year, all services performed by the independent registered public accounting firm were pre-approved.

Vote Required

        The affirmative vote of at least a majority of the shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote on this matter is required for the ratification of our Board's selection of BDO Seidman, LLP as our independent registered public accounting firm.

Recommendation of the Board of Directors

        The Board of Directors recommends a vote "FOR" ratification of the Board's selection of BDO Seidman, LLP as our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Audit Committee operates under a written charter adopted by the Board. The Directors who serve on the Audit Committee have no financial or personal ties to our Company (other than Director compensation and equity ownership as described in this proxy statement) and are all "independent" under rules adopted by the SEC and The Nasdaq Stock Market. In addition, our Board has determined that two members of the Audit Committee, Messrs. Lyons, Mays and Jessick, qualify as Audit Committee financial experts under the standards issued by the SEC.

        The Audit Committee is responsible for reviewing and monitoring our accounting and financial reporting practices. The Audit Committee also assesses the qualifications and independence of the accountants engaged to perform the annual audit of our financial statements, the performance of our internal accounting and financial reporting staff, and our compliance with legal and regulatory disclosure requirements. In performing its duties, the Audit Committee meets regularly with representatives of our management and independent registered public accounting firm concerning the matters within the Audit Committee's authority and responsibility, including the overall scope and plan for the annual audit of our financial statements. Our independent registered public accounting firm reports directly to the Audit Committee and has direct access to Committee members.

        Management is responsible for the preparation, integrity and fair presentation of our consolidated financial statements and related financial information. Management is also responsible for establishing and maintaining a system of internal controls designed to provide reasonable assurance to our management and Board regarding the preparation of reliable published financial statements. In fulfilling its responsibilities, the Audit Committee reviewed with management our audited consolidated financial statements for the fiscal year ended January 31, 2008 and discussed the quality, not just the acceptability, of our reporting and accounting practices.

        The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent registered public accounting firm the results of their examinations and their evaluations of our internal controls. The Audit Committee also reviewed with the independent registered public accounting firm their judgments as to the quality, not just the acceptability, of our financial reporting and discussed the matters described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees." In addition, the Audit Committee discussed with the independent registered public accounting firm their independence from management and the Company, and reviewed the independent registered public accounting firm's written disclosures required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees."

        The Audit Committee must pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm, subject to de minimus exceptions for non-audit services that are approved by the Audit Committee prior to completion of the audit. The Audit Committee also reviews with our Chief Principal Officer and Chief Financial Officer the processes by which such officers make certifications required by the Sarbanes-Oxley Act of 2002.

        Based on these reviews and discussions, the Audit Committee recommended to the Board and the Board approved that the audited financial statements be included in our Annual Report on Form 10-K for the year ended January 31, 2008. The Board also accepted the Audit Committee's recommendation that our independent registered public accounting firm, BDO Seidman, LLP, be reappointed for the 2008 fiscal year.

        The internal auditor met frequently with management and the Audit Committee to review the progress and results of the review, documentation and testing. To the extent that any deficiencies in controls were found, steps were taken to remediate and retest them. Upon completion of the internal process, our independent registered public accounting firm conducted an extensive review of the documentation of each process and independently tested the operation of each.

        In addition, the Audit Committee discussed with management their assessment of the effectiveness of our internal controls over financial reporting, and discussed with representatives of our independent registered public accounting firm their opinion as to management's assessment of the effectiveness of our internal controls over financial reporting and their opinion as to the effectiveness of our internal controls over financial reporting. Finally, the Committee discussed with representatives of our independent registered public accounting firm any deficiencies in our internal controls over financial reporting identified as a result of the firm's audit of our internal controls. The independent registered public accounting firm did not find any material weaknesses in our internal controls as of January 31, 2008 and the report of the independent registered public accounting firm is included in our Annual Report on Form 10-K for the year ended January 31, 2008.

                      Respectfully submitted by the
                      Audit Committee of the
                      Board of Directors

Allan R. Lyons, Chairman
David R. Jessick
Gregory Mays

OTHER MATTERS

Certain Relationships And Related Transactions

        In connection with the merger with Alliance, we and The Yucaipa Companies, an entity affiliated with AEC Associates, entered into a consulting agreement. Pursuant to the consulting agreement and subject to certain conditions specified therein, Yucaipa agreed to provide the Registrant, upon request, with consulting and financial services for an annual fee of $1 million, plus out-of-pocket expenses, however, no additional services are required. The term of the consulting agreement is for a period of five years. Either party may terminate the consulting agreement at any time; however, if we terminate the consulting agreement then we will be required to pay Yucaipa a cash termination payment equal to the remaining unpaid portion of the fees owed for the term in which the termination occurs plus $1 million. Yucaipa agrees, during the term of the consulting agreement and for one year thereafter, not to solicit any employees or consultants of ours or Alliance. In February 2006, in accordance with the terms of the agreement, we engaged Yucaipa to perform certain special services related to our strategic alternatives process. With the acquisition of Primedia Enthusiast Media, Inc., we concluded our strategic alternatives process. In connection with this transaction, we paid $12.7 million to Yucaipa.

        AEC Associates is the majority stockholder of Digital On-Demand, Inc. In connection with the spin-off of certain assets by Alliance to Digital On-Demand, Inc. which occurred prior to the merger, Alliance and Digital On-Demand, Inc. entered into a number of agreements including a distribution and separation agreement, licensing and co-marketing agreement, transition/shared services agreement and tax-sharing and indemnification agreement. We assumed the rights and obligations of Alliance under these agreements upon consummation of our merger with Alliance.

        Carol Kloster, one of our executive officers who resigned in October 2006, is a director of Chas. Levy Company, LLC, formerly the sole member of Chas. Levy Circulating Co. LLC. Concurrent with our acquisition of Chas. Levy Circulating Co. LLC, we entered into an agreement with Levy Home Entertainment, LLC, a wholly owned subsidiary of Chas. Levy Company, LLC to purchase book product for distribution to our customers. During the fiscal year ended January 31, 2007, we purchased $39.5 million in book product from Levy Home Entertainment, net of returns.

Incorporation By Reference

        The Report of the Compensation Committee of the Board of Directors on Executive Compensation and the Report of Audit Committee of the Board of Directors are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such information by reference.

Additional Information

        Our 2008 Annual Report is included with the mailing of this proxy statement. We will provide a copy of our Annual Report on Form 10-K for the year ended January 31, 2008, without charge to anyone who makes a written request to Source Interlink Companies, Inc., Corporate Secretary, 27500 Riverview Center Blvd., Suite 400, Bonita Springs, Florida 34134. Our Annual Report on Form 10-K and all other filings with the SEC may also be accessed through the Investor Relations page on our website at www.sourceinterlink.com.

By order of the Board of Directors
Douglas J. Bates Senior Vice President, General Counsel and Secretary

Dated: July 11, 2008

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

Please Mark Here for Address Change or Comments ☐

SEE REVERSE SIDE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION OF VOTE IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

ITEM 1.

Election of 01 Greg Mays, 02 David R. Jessick and 03 George A. Schnug as Class I Directors for a term of three years expiring in 2011 and until each director’s successor has been duly elected and qualified.

			FOR all nominees (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees
			☐	☐
	Nominees:	01 Greg Mays
02 David R. Jessick
03 George A. Schnug

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.)

ITEM 2.	Ratification of th appointment of BDO Seidman LLP as Source Interlink Companies, Inc’s independent registered public accounting firm for fiscal year 2009.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

In their discretion, the proxies are authorized to vote on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The signature should agree with the name on your stock certificate. If acting as attorney, executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name by duly authorized officer. If shares are held jointly, each shareholder should sign.

Date:                                         , 2008

Signature

Signature if held jointly

FOLD AND DETACH HERE

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SOURCE INTERLINK COMPANIES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS, AUGUST 27, 2008 AT 9:00 A.M.

The undersigned stockholder of Source Interlink Companies, Inc. (the “Company”) hereby appoints Michael R. Duckworth and Douglas J. Bates and each of them as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company at 9:00 A.M. Eastern Time, on August 27, 2008 and at any adjournment or postponement thereof, with authority to vote all shares held or owned by the undersigned in accordance with the directions indicated herein.

Receipt of the Notice of Annual Meeting of Stockholders dated July 11, 2008, the Proxy Statement furnished herewith, and a copy of the Company’s 2008 Annual Report.

(continued on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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IMPORTANT
REMEMBER, YOUR VOTE IS IMPORTANT, SO PLEASE ACT TODAY.
PROXY STATEMENT FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS
PROPOSAL 1: ELECTION OF DIRECTORS
CORPORATE GOVERNANCE MATTERS
EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION OF EXECUTIVE OFFICERS
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
OTHER MATTERS